Exhibit 10.19

English Translation

Agency Sales Cooperation Agreement for Taomee Internet Virtual Cards

THIS AGENCY SALES COOPERATION AGREEMENT FOR TAOMEE INTERNET VIRTUAL CARDS (hereinafter referred to as “this Agreement”) is entered into in Shanghai on December 20, 2009 by and between:

Party A: Shanghai Taomee Network Technology Co., Ltd.

Address: 24/F, Building 20, Gem Tower, 487 Tianlin Road, Xuhui District, Shanghai

Zip Code: 200233

Tel.: 021-61280056

Fax: 021-33674311

Bank Acount No.: 3100 1613 4020 5000 7213

Opening bank: China Construction Bank Shanghai Caohejing Sub-branch

Account name: Shanghai Taomee Network Technology Co., Ltd.

Alipay account: zhifubao@taomee.com

and

Party B: Guangzhou New Fanlian Digital Technology Co., Ltd.

Address: 20/F, Fengwei Building, No. 108, Siyouxin Road, Wuyang New Town, Yuexiu District, Guangzhou

Zip Code: 510600

Tel.: 020-87383888

Fax: 020-87372488

Article 1	WHEREAS:

1.1	The online game products operated by Party A in China use Taomee charging cards as for payments;

1.2	Party B is a software sale and service enterprise with rich experiences in the sale of software and network game products as well as good local channel coverage and marketing capabilities; and

1.3	Party A and Party B, based on their respective strengths, are willing to cooperate with each other by authorizing Party B to provide Taomee Mibi selling services in the regions designated herein.

Article 2	Definitions

Unless otherwise specifically agreed herein, the following terms shall have the following meanings:

2.1	Taomee Mibi

Taomee Mibi are virtual currencies issued by Party A and purchased and used by users as the payment vouchers for ordering or selecting relevant value-added services from Party A’s website. Each Taomee Mibi is worth RMB1.00 (subject to the announcements made by Party A).

2.2	Taomee Mibi Virtual Cards

Taomee Mibi Virtual Cards are digital products representing the Taomee Mibi issued by Party A. Such cards (“Virtual Cards”) do not have any physical carriers but are made up of two character strings, which are card numbers and card passwords. They include but are not limited to two kinds, one with the face value of RMB30.00 and the other RMB10.00.

Virtual Cards can be used for all the products under the Taomee network platform, including but not limited to Mole’s World and Seer and other forthcoming products.

2.3	Month

When the word “month” is used in different places herein as a unit of time, it refers to the period of time from the first day to the last day of a month, except the month in which this Agreement is signed.

2.4	Agency-sold products and authorization

Party A hereby authorizes Party B to act as the sole general agent for the Taomee Mibi Virtual Cards in the Mainland China (except Hong Kong, Macao and Taiwan). During the term of this Agreement, Party A shall not authorize any third party to sell Taomee Mibi Virtual Cards in the Mainland China (except Hong Kong, Macao and Taiwan).

Article 3	Representations and warranties

3.1	It is hereby warranted by both Party A and Party B that they are qualified for engaging in the transactions hereunder and that such transactions fall within their respective scope of business.

3.2	It is hereby warranted by both Party A and Party B that they are fully qualified for concluding this Agreement and performing their respective obligations hereunder.

3.3	Each party warrants that its authorized representative has the competent authority to execute this Agreement on its behalf.

3.4	It is hereby warranted by Party A that its products have the qualifications pursuant to relevant governmental laws and administrative regulations and have obtained all the legal documents regarding online games pursuant to relevant governmental authorities, including the Ministry of Culture of the People’s Republic of China, the General Administration of Press and Publication of the People’s Republic of China, the Ministry of Commerce of the People’s Republic of China, etc.

3.5	Party A hereby agrees that Party B may incorporate the Taomee Mibi Virtual Cards into the “Universal Card – One Card” issued by Party B for sale. The forms of “TXTONG All-In-One Card” for sale include but are not limited to “TXTONG All-In-One Card” physical card, “TXTONG All-In-One Card” electronic cards and forthcoming forms developed by Party B. However, Party B warrants that it shall not directly print Virtual Cards in any other form other than the above forms as “TXTONG All-In-One Card” for sale, unless with prior written consent from Party A.

Article 4	Supply, pricing and settlement

4.1	Agency prices refer to the actual prices at which Party A provides online charging cards to Party B. The margin between the distribution price and the supply price is the service fee income for Party B. The supply price offered by Party A to Party B will be calculated at a certain discount rate. The specific supply prices are specified in Commercial Terms and Conditions as Attachment 1 hereto.

4.2	When Party B purchases Taomee Mibi from Party A during the term of this Agreement, it shall appropriately give Party A a prior notice of 1 business day about the types and quantities of products which it wishes to purchase. Within 2 business days after receiving the payment from Party B (the receiving time shall be determined according to the time recorded by the bank), Party A shall deliver the products ordered by Party B to the receiving mail box as agreed in Attachment 1 hereto. If Party A delays such delivery, Party B may reserve the right to further claim losses from Party A.

4.3	Details about the principles of the agents regarding purchasing and receiving goods are specified in Commercial Terms and Conditions as Attachment 1 hereto.

Article 5	Marketing and technical support

5.1	Party A has the obligation to provide Party B with timely technical support, information and data relating to product sales so that Party B may carry out sales and promotional work.

5.2	Party A shall fully and accurately provide the marketing strategy and promotional plan for its products. In the event of promotion activities where Party A has special plans, e.g. Taomee Mibi Virtual Cards are sold in package with peripheral products, etc., Party A shall notify Party B in advance of such special needs. Party A shall use effective channels (e.g. Party A’s website, Taomee login interface, etc. to market the promotional activities of Taomee Mibi to the users.

5.3	It is determined by Party A and Party B through negotiation that Party A shall actively support Party B in marketing and advertising; that Party A’s market promotional activities shall essentially be sponsored or assisted by Party B; that Party A shall provide Party B with necessary support in material, economic and other aspects, depending on the difficulty of the activity concerned.

5.4	It is determined by Party A and Party B through negotiation that, during the sales process, Party B may cooperate Party A in promoting and marketing products by distributing promotional materials, holding exhibitions, organizing topic-specific promotions, etc. Details shall be otherwise agreed by both parties. Party B shall actively market the Taomee Mibi Virtual Cards and duly carry out its sales work.

5.5	Common Advertisement Support - Party A and Party B shall closely collaborate in promoting and marketing the Taomee Mibi Virtual Cards.

5.6	For the purpose of managing the Virtual Card market for Taomee Mibi, if any Taomee Mibi Virtual Cards being sold are obtained through theft or malicious screen flooding, Party B shall reserve the rights to request Party A to block such cards. Within 48 hours after Party B submits relevant evidences, Party A shall cooperate with Party B to carry out relevant operations (e.g. blocking cards, freezing cards, etc.) regarding to the issue reported by Party B.

Article 6	After-sale services

6.1	Party A shall provide users with good after-sale services and Party B may assist Party A in doing so.

6.2	Party A shall notify Party B of the way and approach by which users of the above-mentioned products may have access to services, thus to ensure that users have access to relevant training, maintenance, upgrading and other services. If the way and access to service is changed, Party A shall promptly notify Party B of such change.

6.3	When any of Party A’s product is upgraded, Party A shall give prior written notice to Party B of such, and shall specify the way for upgrading the product and Party B’s way of settlement, etc.

6.4	Party B shall promptly feed back users’ opinions identified during the sales process to Party A, and Party A shall appoint a dedicated person to reply to the feedback submitted by Party B to help Party B carry out its sales work.

6.5	For the Taomee Mibi Virtual Cards purchased by Party B, Party A shall bear the quality warranty responsibility. If any user uses any Virtual Card for Taomee Mibi for charging but the charged amount is not transferred to the user’s account, or if no point value is charged, or if the card was used before charging, etc, Party A, in order to protect the users’ interests, shall replace the Mibi with a product of the same face value, and Party A shall, within 10 business days after Party B submit the problematic product to Party A, replace the problematic product with new product and delivered the product to Party B. After replacement, Party A may check with Party B to identity and determine which party is responsible for the problematic Mibi. If Party B is found to be responsible (i.e. the password for the Virtual Card was stolen due to improper maintenance of Party B), Party A may claim recourse of the actual loss from Party B.

Article 7	Confidentiality

7.1	Party A shall strictly keep confidential and not disclose to any third party any and all the information of sales, market, inventory, etc. provided by Party B.

7.2	Party B shall strictly keep confidential and not disclose to any third party any and all the product related information of market, pricing, agent rules, etc. provided by Party A.

7.3	Each party shall also keep confidential the other party’s business secrets of operational information, technical information, etc, regardless whether such secrets were obtained at the time of signing, during performance or after termination of this Agreement. The obligation for confidentiality will not be terminated upon the termination of this Agreement.

7.4	Unless required by any lawsuit or arbitration regarding this Agreement, neither party shall disclose any content hereof to any third party without prior written consent from the other party.

Article 8	Party A’s warranties for products and services

8.1	Party A is responsible for maintenance of the service websites and client programs for Taomee Mibi to ensure that users enjoy the services promised by Party A.

8.2	Party A warrants that all the Taomee Mibi sold by Party B are safe and valid and can be effectively registered within the terms of this Agreement and also within at least six months after this Agreement terminates. If the registration period implemented by Party A is longer, the longer period shall be adopted.

8.3	Party A is responsible for setting the service contents of Taomee Mibi cards. Party B shall promptly report to Party A the introductions of any newly added services and improvements on existing services, respect and pay attention to opinions and suggestions regarding the service offered by Party A and promptly provide answers accordingly.

8.4	Party A is responsible for providing Taomee Mibi users with services, including answering user questions, handling user complaints and feedback, etc.

8.5	All the intellectual property rights owned by Party A are retained to itself. This Agreement does not grant Party B any right upon Party A’s intellectual property rights.

8.6	During the performance of this Agreement, Party B shall respect the intellectual property rights, including patent rights, trademark rights, copyrights, etc. of Party A. Party B shall use the intellectual properties owned by Party A solely for the purpose of performing this Agreement. If Party B intends to use any of the intellectual properties owned by Party A for any purpose beyond the scope of performing this Agreement, Party B shall give Party A 15 days’ written notice and obtain written consent from Party A before using such intellectual property right.

Article 9	Term, effectiveness and renewal of this Agreement

9.1

Commercial Terms and Conditions as Attachment 1 and Rebate Calculation Method as Attachment 2[1] hereof are integral parts of this Agreement. Such attachments have the same legal force as this Agreement and shall be performed on and from the date of effectiveness hereof. This Agreement shall be effective upon the execution and sealing by both parties. The expiration date of this Agreement is December 31, 2011.

9.2	When this Agreement expires, both parties may sign a written agreement to extend the term.

Article 10	Liabilities for breach of contract

10.1	Both parties shall strictly abide by the provisions herein. If any party suffers any adverse social impact or economic loss due to any material default by the other party, the former is entitled to hold the latter liable by requesting the latter to eliminate the impact and compensate the former for the corresponding economic loss, and is entitled to terminate this Agreement, unless otherwise provided for herein.

10.2	If any party or parties cannot perform or fully perform its obligations hereunder due to any inevitable or irresistible force majeure event (earthquake, flood, fire disaster, policy change, etc.), the affected party shall immediately use the most express way available to notify the other party of such event and within 10 days after the occurrence of the force majeure event shall provide the other party with a document of valid evidence regarding the occurrence of the force majeure event. The party affected by the force majeure event shall take active and effective measures to minimize the losses sustained by the other party as a result of impossible or delayed performance of this Agreement. After the impact of the force majeure event is eliminated, both parties shall continue to performance this Agreement, unless otherwise provided for herein.

Article 11	Settlement of disputes

11.1	Any dispute arising out of performing this Agreement may be solved by both parties through friendly negotiation. In case negotiation fails, either party may submit it to the people’s court that has jurisdiction over this Agreement.

11.2	Considering the special characteristics of Taomee Mibi users, during the period when there is any dispute or lawsuit between both parties, both parties shall continue to perform relevant contents hereof, unless the disputed issue or lawsuit is caused by any force majeure event as described in Article 10.2 herein.

Article 12	Miscellaneous

For any issue not covered herein, both parties may sign a supplement agreement which shall have the same legal force as this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[1]	There is no such Attachment 2.

Party A
[seal: Shanghai Taomee Network Technology Co., Ltd.]
Legal or authorized representative: /s/ Cheng Yunpeng

Party B
[seal: Guangzhou New Fanlian Digital Technology Co., Ltd. ]
Legal or authorized representative

Attachment 1: Commercial Terms and Conditions

I.	Ordering and dispatching of goods

1.	Party B shall submit its ordering requirements to Party A’s channel manager. The channel manager shall confirm whether the inventory is sufficient before Party B completely fills out, signs and affixes its company seal to the Virtual Card order sheet and make payment through Alipay or bank remittance. At the same time, Party B shall also fill out a request for ordering in the card system.

2.	If Party B intends to use any personal bank account or any bank account not owned by Party B to make such payment, Party B shall sign a collection agreement beforehand.

3.	Party B shall complete the request for ordering in the card system by 15:30 of every business day and then fax the order and payment receipt to the sales support of Party A at 021-33674012.

4.	Any order completed by Party B into the card system after 15:30 and faxed to Party A will be regarded as an order for the next day. For any order of which payment is received by 16:00 on the same business day, Party A will arrange delivery within 2 business days.

5.	It shall be noted in ordering that any Virtual Card order amount must be an integral multiple of “100”.

II.	Initial payment

1.	If Party B is a new agent of Taomee cards, the total amount (calculated on the basis of the discounted price offered by Party A to Party B) of the first Taomee cards distributed by Party B shall be RMB ZERO (in characters) or RMB0.00 (in figures) (hereinafter referred to as the “Initial Payment”).

2.	Party B acknowledges to deliver the Initial Payment within one week after concluding this Agreement for purchasing Virtual Cards. Party A shall deliver the ordered cards against receipt of the payment in full. If Party B fails to deliver the Initial Payment in due time, Party A has the right to unilaterally rescind this Agreement.

3.	Unless otherwise agreed by both parties, Party A shall deliver the Virtual Cards to the following email box designated by Party B: .

III.	Prices

1.	Party A sells cards to Party B at 81% of the face values of Virtual Cards. In addition, the prices at which Party B sells Virtual Cards to subagents and end users shall not be higher than the face values.

2.	No regional limitation is imposed upon Virtual Cards, i.e. Virtual Cards are not restricted within any region and can be used nationwide.

3.	The period of validity for Virtual Cards does not exceed two years.

The term of this Attachment is consistent with that of the main contract.

This Attachment shall be effective on the date when executed and sealed by both parties.

Party A
[seal: Shanghai Taomee Network Technology Co., Ltd.]
Representative: /s/ Cheng Yunpeng

Party B
[seal: Guangzhou New Fanlian Digital Technology Co., Ltd. ]
Representative